Royalty Purchase Agreement
By and Between
Arrowhead Pharmaceuticals, Inc.
and
Royalty Pharma Investments 2019 ICAV
Dated as of November 9, 2022

Table of Contents

Page

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Table of Contents
(continued)
Page

Index of Exhibits
Exhibit A-1:     Bilateral Common Interest Agreement
Exhibit A-2:     Trilateral Common Interest Agreement
Exhibit B:        Seller’s Wire Transfer Instructions
Exhibit C:        Form of Bill of Sale
Exhibit D:        Form of Licensee Instruction Letter
Exhibit E:        License Agreement
Exhibit F:        Knowledge Parties
Exhibit G:        Licensed Patents

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ROYALTY PURCHASE AGREEMENT
This ROYALTY PURCHASE AGREEMENT, dated as of November 9, 2022 (this “Agreement”), is made and entered into by and between Arrowhead Pharmaceuticals, Inc., a Delaware corporation (the “Seller”), on the one hand, and Royalty Pharma Investments 2019 ICAV, an Irish collective asset-management vehicle (the “Buyer”), on the other hand. Unless otherwise defined in this Agreement, capitalized terms have the meanings ascribed to them in Section 1 below.
W I T N E S S E T H:
WHEREAS, pursuant to the License Agreement, the Seller granted to Licensee a license under the Arrowhead Licensed Technology with respect to the Licensed Compounds and Licensed Products and the Seller’s rights under the Joint IPR (as such term is defined in the License Agreement), and Licensee, in partial consideration thereof, agreed to pay specified royalties to the Seller with respect to Net Sales of the Licensed Products; and
WHEREAS, the Buyer desires to purchase the Royalty from the Seller, and the Seller desires to sell the Royalty to the Buyer.
NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:
Article 1
DEFINED TERMS AND RULES OF CONSTRUCTION
Section 1.1Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Additional Purchase Price Payment” is defined in Section 2.1(b).
“Affiliate” means, with respect to any particular Person, any other Person directly or indirectly, and whether by contract or otherwise, controlling, controlled by or under common control with such Person. For purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise. Notwithstanding the foregoing, with respect to the Seller, the term “Affiliate” shall not include Visirna or its respective Subsidiaries.
“Agreement” is defined in the preamble. References to this Agreement include the Bill of Sale and the Licensee Instruction Letter.
“Amgen Product Patents” means all patents, other than the Licensed Patents, owned or in-licensed by Amgen Inc. or its Affiliates that claim the Licensed Product.
“Arrowhead In-License” means an In-License to which the Seller is a party pursuant to which the Seller has in-licensed any Arrowhead Licensed Technology from a Third Party.

“Arrowhead Licensed Technology” shall have the meaning ascribed to the term Arrowhead Licensed Technology in Section 1.12 of the License Agreement.
“Arrowhead Platform Patents” means the Patents listed as “Arrowhead Platform Patents” on Exhibit G.
“Arrowhead Product Patents” means the Patents listed as “Arrowhead Product Patents” on Exhibit G.
“ASCVD” is defined in Section 2.1(b).
“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.
“Bilateral Common Interest Agreement” means a Common Interest Agreement between the Seller and the Buyer, substantially in the form attached hereto as Exhibit A-1.
“Bill of Sale” is defined in Section 3.3.
“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York are permitted or required by applicable law or regulation to remain closed.
“Buyer” is defined in the preamble.
“Buyer Indemnified Parties” is defined in Section 7.1(a).
“Closing” is defined in Section 3.1.
“Closing Date” means the date on which the Closing occurs.
“Collaboration Target” shall have the meaning ascribed to such term in Section 1.28 of the License Agreement.
“Credit Event” means any insolvency, bankruptcy, receivership, assignment for the benefit of creditors, similar proceeding, or financial distress of Licensee, as a result of which Licensee fails to pay, or is delayed in paying, all or a portion of the Royalty .
“Data Room” is defined in Section 3.7.
“FDA” means the U.S. Food and Drug Administration, or a successor federal agency thereto in the United States.
“FDA Approval” means the FDA’s approval of an NDA for Olpasiran, including all licenses, registrations, and pricing or reimbursement approvals, that are necessary for the sale and marketing of Olpasiran in the United States.
“Governmental Entity” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (d) multi-national organization or body; or (e) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
“In-License” means an agreement with a Third Party pursuant to which such Third Party grants a license to the counterparty under such Third Party’s intellectual property rights.
“Indemnified Party” is defined in Section 7.2.
“Indemnifying Party” is defined in Section 7.2.
“Information” shall have the meaning ascribed to such term in Section 1.60 of the License Agreement.
“Initial Purchase Price” means $250,000,000.
“Joint Patents” shall have the meaning ascribed to the term Joint Patent in Section 9.2(a) of the License Agreement.
“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.
“Knowledge of the Seller” means the actual knowledge of the Seller’s executive officers or personnel identified on Exhibit F, exercising reasonably diligent inquiry.
“License Agreement” means (a) that certain Second Collaboration and License Agreement by and between the Seller and Licensee dated September 28, 2016, as may be amended and/or restated from time to time, and (b) if applicable, solely from and after the date of execution of a New License Agreement entered into by the Seller in accordance with Section 5.12, any such New License Agreement.
“License Agreement Correspondence” means (a) all reports provided to the Seller by Licensee since January 1, 2020 pursuant to Section 6.3 of the License Agreement; (b) all minutes from, and meeting agendas and materials of, the Joint Research Committee (as such term is defined in Section 4.1 of the License Agreement) and all committees thereof since January 1, 2020 related to the Royalty or any Licensed Product; (c) any written updates Seller has received from Licensee’s Alliance Manager (as such term is defined in the License Agreement and as designated in accordance with Section 4.1(f) of the License Agreement) since January 1, 2020 related to the Royalty or any Licensed Product, including manufacturing updates under Section 7.4 of the License Agreement; (d) the Arrowhead In-Licenses listed in Exhibit E of the License Agreement; (e) any agreements between Seller and Licensee (or their Affiliates) relating to the License Agreement, including any manufacturing or services agreements contemplated in Section 7.1 of the License Agreement (but excluding any work orders to such agreements which such work orders are unrelated to the Royalty and which do not amend or waive any provisions under the License Agreement) and any pharmacovigilance agreement contemplated in Section 5.3(b) of the License Agreement; (f) any audit records provided by Licensee to the Seller under Section 8.9 of the License Agreement; (g) any safety database information provided by Licensee to the Seller under Section 5.3(a) of the License Agreement; (h) notifications received by Seller from Licensee of inventions developed by Licensee under Section 9.2(b) of the License Agreement; (i) any patent infringement notices provided by Licensee to the Seller under Section 9.4(a) of the License Agreement; (j) any patent enforcement and defense updates provided by Licensee to the Seller under Section 9.4(b); (k) any updates regarding Third Party infringement claims provided by Licensee to the Seller under Section 9.6 of the License Agreement; and (l) all other material written communications between the Seller and Licensee under the License

Agreement since January 1, 2020 relating to the Royalty, the Licensed Patents, or the Licensed Products.
“Licensed Compound” shall have the meaning ascribed to the term Licensed Compound in Section 1.71 of the License Agreement
“Licensed Patents” is defined in Section 4.1(k)(i).
“Licensed Product” shall have the meaning ascribed to (a) the term Licensed Product in Section 1.72 of the License Agreement, and (b) if applicable, solely from and after the date of execution of a New License Agreement entered into by the Seller in accordance with Section 5.12, the analogous term for “licensed product” or any comparable concept as defined in such New License Agreement.
“Licensed Product Patents” means all Licensed Patents, other than any Arrowhead Platform Patents.
“Licensee” means (a) Amgen Inc., a Delaware corporation and (b) if applicable, solely from and after the date of execution of a New License Agreement entered into by the Seller in accordance with Section 5.12, the licensee party to such New License Agreement.
“Licensee Instruction Letter” is defined in Section 3.3.
“Lien” means any mortgage, lien, pledge, license, charge, adverse claim, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind.
“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel.
“Lp(a)” is defined in Section 2.1(b).
“Material Adverse Effect” means (i) a material adverse effect on the legality, validity or enforceability of any provision of this Agreement, (ii) a material adverse effect on the ability of the Seller to perform any of its obligations hereunder, (iii) a material adverse effect on the rights or remedies of the Buyer hereunder, (iv) a material adverse effect on the rights of the Seller under the License Agreement related to the Royalty, or (v) an adverse effect in any material respect on the timing, amount or duration of the payments to be made to the Buyer in respect of any portion of the Royalty or the right of the Buyer to receive such payments.
“Mutually Agreed” means
(a)for matters (i) related solely to the Royalty, (ii) that would reasonably be expected (with or without the giving of notice or passage of time, or both) to result in a Material Adverse Effect, (iii) that relate to patent filing, maintenance, prosecution, defense, enforcement, or seeking to extend the term of a patent or exclusivity period for a Licensed Product (including any patent term extension, pediatric exclusivity period, supplementary protection certificate or the like), in each case with respect to any of the Licensed Product Patents, or (iv) that relate to patent enforcement or seeking to extend the term of a patent or exclusivity period for a Licensed Product (including any patent term extension, pediatric exclusivity period, supplementary protection certificate or the like), in each case with respect to any of the Arrowhead Platform Patents that cover or claim Olpasiran, the Seller shall take, or refrain from taking, such reasonable actions (in each case, unless prohibited under the License Agreement) in respect of each such matter as are reasonably instructed by the Buyer;
(b)for matters related (i) solely to any amounts owed to the Seller under Section 8.2 of the License Agreement, or (ii) except as set forth in clause (a), to patent filing, maintenance, prosecution defense, enforcement , or seeking to extend the term of a patent or exclusivity period for a Licensed Product (including any patent term extension, pediatric exclusivity period, supplementary protection certificate or the like), in each case, with respect to any of the Arrowhead Platform Patents, the Seller shall have the right to take, or refrain from taking, such actions (in each case, unless prohibited under the License Agreement) in respect of each such matter as the Seller, acting reasonably, deems appropriate; and
(c)for (i) matters related solely to any amounts owed to the Seller under Section 8.3 of the License Agreement, or (ii) all other matters under the License Agreement that do not meet the criteria set forth in clauses (a) or (b) above, the Seller shall take, or refrain from taking, actions (in each case, unless prohibited under the License Agreement) in respect of each such matter as the Seller and the Buyer, each acting reasonably, mutually agree.
“Net Sales” shall have the meaning ascribed to the term Net Sales in Section 1.74 of the License Agreement.
“New Arrangement” is defined in Section 5.12(a)(ii).
“New License Agreement” is defined in Section 5.12(b).
“Olpasiran” means an N-acetyl-galactosamine (GalNAc)-conjugated siRNA that lowers lipoprotein(a) by directly inhibiting the expression of apolipoprotein(a) that is referred to by Licensee as of the date hereof as olpasiran and formerly as AMG 890.
“Olpasiran In-License” means an Arrowhead In-License in respect of which the Patents or Information licensed thereunder to the Seller or any of its Affiliates are necessary or reasonably useful to make, have made, use, sell, offer for sale, import or otherwise exploit Olpasiran.
“Patents” shall have the meaning ascribed to the term Patents in Section 1.77 of the License Agreement
“Payment Triggering Event” is defined in Section 2.1(b).
“Permitted Liens” means any (a) mechanic’s, materialmen’s, and similar liens for amounts not yet due and payable, (b) statutory liens for taxes, assessments or governmental charges or levies not yet due and payable or that the taxpayer is contesting in good faith, (c) any liens created, permitted or required by this Agreement in favor of the Buyer or its Affiliates, (d) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, (e) deposits to secure the performance of bids, trade contracts and leases (other than indebtedness), statutory obligations, surety and appeal bonds, indemnity and performance bonds and other obligations of a like nature incurred in the ordinary course of business, (f) normal and customary banker’s liens and rights of setoff upon deposits of cash in favor of banks or other depository institutions with respect to the deposit accounts for which such cash is maintained with such banks or other depository institutions, (g) any licenses granted to Licensee pursuant to the License Agreement, (h) non-exclusive sub-licenses granted by Licensee to Third Party contractors pursuant to the License

Agreement, for the sole purpose of performing any activity on such Licensee’s behalf in connection with Licensee’s exercise of any of its rights granted under Section 3.1 of the License Agreement, where such activity is to be performed at the direction and control and for the sole benefit of Licensee, its Affiliates and/or Sublicensees, and (i) a license or other right granted to any Person that is not an Affiliate of the Seller under the Arrowhead Platform Patents, other than with respect to the Licensed Compounds, Licensed Products, or the Collaboration Target (including any products directed thereto).
“Permitted Reduction” means a Royalty Reduction pursuant to Section 8.4(c) or 8.5 of, but subject to Section 8.4(d) of, the License Agreement.
“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.
“Prime Rate” means the prime rate published by the Wall Street Journal, from time to time, as the prime rate.
“Proceeds” means any amounts actually recovered by the Seller as a result of any settlement or resolution of any actions, suits, proceedings, claims or disputes related to the License Agreement or any Licensed Product or related to or involving the Royalty.
“Purchase Price” means, collectively, the Initial Purchase Price and any Additional Purchase Price Payments.
“Related Agreements” means the Licensee Instruction Letter and that certain (a) Master Services Agreement by and between the Seller and Licensee dated January 23, 2017 and (b) Confidentiality Disclosure Agreement by and between the Seller and Licensee dated April 21, 2014, each as may be amended and/or restated from time to time.
“Representative” means, with respect to any Person, (i) any direct or indirect stockholder, member or partner of such Person and (ii) any manager, director, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, bankers, financial advisors and actual and potential lenders and investors) of such Person.
“Royalty” means (i) any and all amounts owed to the Seller under Section 8.4(a) of the License Agreement, (ii) any and all amounts owed to the Seller under the License Agreement in lieu of such payments of the foregoing clause (i), (iii) any and all payments or amounts owed to the Seller under Sections 8.9 (solely with respect to amounts owed to the Seller under Section 8.4(a) of the License Agreement) or 9.4(d) of the License Agreement, (iv) any and all amounts owed to the Seller under Section 11.2 of the License Agreement (solely with respect to amounts owed to the Seller under Section 8.4(a) of the License Agreement), and (v) any and all interest payments to the Seller under Section 8.8 of the License Agreement assessed on any payments described in the foregoing clauses (i), (ii) (iii) and (iv). Except for purposes of Section 4.1(i)(xii), “Royalty” shall be net of any Permitted Reductions applicable to amounts owed to the Seller under Section 8.4(a) of the License Agreement.
“Royalty Reduction” is defined in Section 4.1(i)(xii).
“Royalty Reports” means the quarterly reports deliverable by Licensee pursuant to Section 8.4(e) of the License Agreement.
“Seller” is defined in the preamble.

“Seller Indemnified Parties” is defined in Section 7.1(b).
“Sublicensee” shall have the meaning ascribed to the term Sublicensee in Section 3.3(a) of the License Agreement.
“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other entity, whether or not incorporated, of which at least 50% of the securities having, by their terms, ordinary voting power to elect members of the board of directors, or other bodies performing similar functions with respect to such entity, is directly or indirectly owned by such Person. Notwithstanding the foregoing, with respect to the Seller, the term “Subsidiary” shall not include Visirna or its Subsidiaries.
“Tax” or “Taxes” means any federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.
“Third Party” shall have the meaning ascribed to the term Third Party in Section 1.94 of the License Agreement.
“Trilateral Common Interest Agreement” means a Common Interest Agreement among the Seller, the Licensee and the Buyer, substantially in the form attached hereto as Exhibit A-2.
“UCC” means Article 9 of the New York Uniform Commercial Code, as in effect from time to time.
“Visirna” means Visirna Therapeutics, Inc.
Section 1.2Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:
(a)“either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation;”
(b)“extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if;”
(c)“hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;
(d)references to a Person are also to its permitted successors and assigns;
(e)definitions are applicable to the singular as well as the plural forms of such terms;
(f)unless otherwise indicated, references to an “Article”, “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement;
(g)references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and

(h)references to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.
Section 1.3Headings. The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.

Article 2
PURCHASE, SALE AND ASSIGNMENT OF THE ROYALTY
Section 1.1Closing; Purchase Price.
(a)Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, transfer, assign and convey to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, free and clear of all Liens, other than any Liens under clauses (a) through (f), inclusive, of the definition of Permitted Liens, all of the Seller’s right, title and interest in and to the Royalty. The purchase price to be paid at the Closing to the Seller for the sale, transfer, assignment and conveyance of the Seller’s right, title and interest in and to the Royalty to the Buyer is the Initial Purchase Price. At the Closing, the Buyer shall pay the Seller the Initial Purchase Price by wire transfer of immediately available funds to one or more accounts specified by the Seller on Exhibit B, without any deduction or withholding on account of any Taxes.
(b)Following the Closing, upon the occurrence of each of the following events (each a “Payment Triggering Event”), if the Seller is in compliance in all material respects with its obligations under this Agreement, the Buyer shall make a cash payment (each an “Additional Purchase Price Payment”) to the Seller in the amount corresponding to such Payment Triggering Event:

#	PAYMENT TRIGGERING EVENT	ADDITIONAL PURCHASE PRICE PAYMENT AMOUNT
1
Completion of the enrollment of the OCEAN(a) Phase 3 clinical trial (NCT05581303) for Olpasiran to reduce the risk of coronary heart disease death, myocardial infarction or urgent coronary revascularization in adults with atherosclerotic cardiovascular disease (“ASCVD”) and elevated lipoprotein(a) (“Lp(a)”), as reasonably evidenced by (i) public disclosure of such completion by Licensee, (ii) written notice of such completion by Licensee to Seller (a copy of which shall be provided to Buyer) or (iii) the date on which clinicaltrials.gov shows the status of the OCEAN(a) Phase 3 clinical trial (NCT05581303) as “Active, not Recruiting”.
		$50,000,000
2	Receipt of FDA Approval for Olpasiran to reduce the risk of myocardial infarction, urgent coronary revascularization, or coronary heart disease death in adults with established cardiovascular disease and elevated Lp(a) (or any substantially similar indication for the reduction of cardiovascular event risk in adults with established cardiovascular disease and elevated Lp(a)).	$50,000,000
3	Upon the actual receipt by the Buyer of at least $70,000,000 in Royalty payments in the aggregate attributable to Net Sales that occur in any single calendar year.	$60,000,000
	TOTAL	$160,000,000

(c)The Seller hereby agrees and acknowledges that: (i) the Additional Purchase Price Payments are contingent payment obligations of the Buyer and there can be no assurance regarding the occurrence of any of the Payment Triggering Events and (ii) the Buyer shall have no obligation or liability with respect to any Additional Purchase Price Payment unless and until the corresponding Payment Triggering Event has occurred. With respect to (A) the first two Payment Triggering Events set forth in the table of Section 2.1(b), the Seller shall notify the Buyer in writing promptly after the Seller is aware of the achievement of such Payment Triggering Events, and (B) the third Payment Triggering Event set forth in the table of Section 2.1(b), the Buyer shall notify the Seller in writing promptly after the Buyer is aware of the achievement of such Payment Triggering Event, and in each case, the Buyer shall pay the amount of the corresponding Additional Purchase Price Payment owed to the Seller by the Buyer in accordance with Section 2.1(b) by wire transfer of immediately available funds to the account(s) specified by the Seller on Exhibit B (or such other account(s) as specified by the Seller in a writing delivered to the Buyer in accordance with Section 9.1 of this Agreement) within ten (10) Business Days following the Buyer’s receipt or delivery, as applicable, of such written notice, without any deduction or withholding on account of any Taxes. For clarity, only one Additional Purchase Price Payment shall be due hereunder with respect to each Payment Triggering Event; no Additional Purchase Price Payment shall be payable for repeated achievements of any Payment Triggering Events. Each party hereto further agrees and acknowledges that the other party shall have the right to offset any amounts owed by such party to the other party hereunder.

(d)The parties hereto further agree that: (i) the aggregate Additional Purchase Price Payments payable by the Buyer hereunder shall not exceed $160,000,000 and (ii) the total Purchase Price payable to the Seller by the Buyer hereunder (inclusive of the Initial Purchase Price and, if required to be paid under this Agreement, all of the Additional Purchase Price Payments) shall in no event exceed $410,000,000 in the aggregate.
Section 1.2No Assumed Obligations, Excluded Assets. Notwithstanding any provision in this Agreement to the contrary, the Buyer is purchasing, acquiring and accepting only the Royalty, and is not assuming any liability or obligation of the Seller of whatever nature, whether presently in existence or arising or asserted hereafter, under the License Agreement or otherwise. Except as specifically set forth herein in respect of the Royalty purchased, acquired and accepted hereunder, the Buyer does not, by such purchase, acquisition and acceptance, acquire any other contract rights of the Seller under the License Agreement or otherwise or any other assets of the Seller.
Section 1.3True Sale. It is the intention of the parties hereto that the sale, transfer, assignment and conveyance contemplated by this Agreement be, and is, a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer of all of the Seller’s rights, title and interests in and to the Royalty and the Seller hereby relinquishes all title and control over the Royalty upon such sale, transfer, assignment and conveyance. Neither the Seller nor the Buyer intends the transactions contemplated by this Agreement to be, or for any purpose characterized as, a loan from the Buyer to the Seller or to any of the Seller’s Affiliates, or a pledge, a financing transaction or a borrowing. It is the intention of the parties hereto that the beneficial interest in and title to the Royalty and any “proceeds” (as such term is defined in the UCC) thereof shall not be part of Seller’s estates in the event of the filing of a petition by or against the Seller under any Bankruptcy Laws. Each of the Seller and the Buyer hereby waives, to the maximum extent permitted by applicable law, any right to contest or otherwise assert that the sale contemplated by this Agreement does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer of all of the Seller’s right, title and interest in and to the Royalty under applicable law, which waiver shall, to the maximum extent permitted by applicable law, be enforceable against the Seller in any bankruptcy or insolvency proceeding relating to (a) the Seller or its Subsidiaries or (b) Visirna or its Subsidiaries (if Visirna or such Subsidiary is an affiliate of the Seller as of the date of commencement of such proceeding). Accordingly, the Seller shall treat the sale, transfer, assignment and conveyance of the Royalty as a sale of an “account” or a “payment intangible” (as appropriate) in accordance with the UCC, and the Seller hereby authorizes the Buyer to file financing statements (and continuation statements with respect to such financing statements when applicable) naming the Seller as the seller and the Buyer as the buyer in respect of the Royalty. Not in derogation of the foregoing statement of the intent of the parties hereto in this regard, and for the purposes of providing additional assurance to the Buyer in the event that, despite the intent of the parties hereto, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, the Seller does hereby grant to the Buyer a security interest in and to all right, title and interest of the Seller, in, to and under the Royalty and any “proceeds” (as such term is defined in the UCC) thereof as security for all of the Seller’s obligations hereunder, including the payment of the Royalty, and the Seller does hereby authorize the Buyer, from and after the Closing, to file such financing statements (and continuation statements with respect to such financing statements when applicable) in such manner and such jurisdictions as are necessary or appropriate to perfect such security interest.

Article 3
CLOSING

Section 1.1Closings; Payment of Purchase Price.
The purchase and sale of the Royalty shall take place remotely via the exchange of documents and signatures on the date hereof or such other place, time and date as the parties hereto may mutually agree (the “Closing”). At the Closing, the Buyer shall deliver (or cause to be delivered) payment of the Initial Purchase Price to the Seller by wire transfer of immediately available funds to one or more accounts specified by the Seller on Exhibit B.
Section 1.2Bill of Sale. At the Closing, upon confirmation of the receipt of the Initial Purchase Price, each of the Seller and the Buyer shall deliver to the other party hereto a duly executed bill of sale evidencing the sale, transfer, assignment and conveyance of the Royalty, substantially in the form attached hereto as Exhibit C (the “Bill of Sale”).
Section 1.3Licensee Instruction. At the Closing, the Seller shall deliver to the Buyer an instruction letter, in the form attached hereto as Exhibit D (the “Licensee Instruction Letter”), duly executed by the Seller, instructing Licensee to pay the Royalty to the account specified by the Buyer, which shall be delivered (with Buyer’s IRS Form W-8BEN-E) to Licensee following the Closing.
Section 1.4Form W-9. At the Closing, the Seller shall deliver to the Buyer a valid, properly executed IRS Form W-9 certifying that the Seller is exempt from U.S. federal withholding tax and “backup” withholding tax.
Section 1.5Form W-8BEN-E. At the Closing (and thereafter, at the Seller’s request), the Buyer shall deliver to the Seller a valid, properly executed IRS Form W-8BEN-E certifying that the Buyer is exempt from U.S. federal withholding tax with respect to any and all royalty payments in respect of the Royalty.
Section 1.6Data Room. Within ten (10) days after the Closing, the Seller shall have delivered to the Buyer an electronic copy of all of the information and documents posted to the virtual data room established by the Seller as of the date hereof and made available to the Buyer via Intralinks (the “Data Room”).
Section 1.7Bilateral Common Interest Agreement. At the Closing each of the Seller and the Buyer shall execute and deliver to the other party hereto the Bilateral Common Interest Agreement.
Article 4
REPRESENTATIONS AND WARRANTIES
Section 1.1Seller’s Representations and Warranties. The Seller represents and warrants to the Buyer that as of the Closing Date:
(a)Existence; Good Standing. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)Authorization. The Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Seller.
(c)Enforceability. The Agreement has been duly executed and delivered and constitutes a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Laws or general principles of equity (whether considered in a proceeding in equity or at law).
(d)No Conflicts. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not and shall not (i) contravene or conflict with the organizational documents of the Seller, (ii) contravene or conflict with or constitute a material default under any law or Judgment binding upon or applicable to the Seller, (iii) contravene or conflict with or constitute a default under the License Agreement or (iv) contravene or conflict with or constitute a material default under any other material contract or material agreement binding upon or applicable to the Seller.
(e)Consents. Except for the consents that have been obtained on or prior to the Closing or filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Seller in connection with (i) the execution and delivery by the Seller of this Agreement, (ii) the performance by the Seller of its obligations under this Agreement or (iii) the consummation by the Seller of any of the transactions contemplated by this Agreement.
(f)No Litigation. There is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Seller, threatened, before any Governmental Entity, court or arbitrator, against or involving the Seller or any of its Subsidiaries that, individually or in the aggregate, would be reasonably be expected (with or without the giving of notice or passage of time, or both) to result in a Material Adverse Effect, nor has the Seller or any of its Subsidiaries received any letter or similar correspondence challenging or questioning the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto.
(g)Compliance with Laws. Neither the Seller nor any of its Subsidiaries is in violation of, and to the Knowledge of the Seller, none of the Seller or any of its Subsidiaries is under investigation with respect to nor has the Seller or any of its Subsidiaries been threatened to be charged with or given notice of any violation of, any law or Judgment applicable to the Seller or any of its Subsidiaries, which violation would reasonably be expected (with or without the giving of notice or passage of time, or both) to have, either individually or in the aggregate, a Material Adverse Effect.
(h)No Undisclosed Events or Circumstances. To the Knowledge of the Seller, no event or circumstance has occurred or exists with respect to the Seller, any of its Subsidiaries, or their respective businesses, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Seller but which has not been so publicly announced or disclosed and which, individually or in the aggregate, would constitute a Material Adverse Effect.
(i)License Agreement. Attached hereto as Exhibit E is a true, correct and complete copy of the License Agreement. The Seller has delivered to the Buyer via the Data

Room true, correct and complete copies of each Related Agreement and all License Agreement Correspondence.

(i)No Other Agreements. The License Agreement and the Related Agreements are the only agreements, contracts, or other arrangements (collectively, “Contracts”) between the Seller (or any predecessor or Affiliate thereof), on the one hand, and Licensee (or any predecessor or Affiliate thereof), on the other hand, relating to the subject matter thereof, and there are no other Contracts between the Seller (or any predecessor or any Affiliate thereof), on the one hand, and any other Person, including Licensee (or any predecessor or Affiliate thereof), on the other hand, that relate to the License Agreement, any Related Agreement, any Arrowhead Platform Patent (with respect to the Licensed Compounds, Licensed Products, or the Collaboration Target (including products directed thereto)), any Licensed Product Patent, a Licensed Compound or Licensed Product (including the development or commercialization thereof), or the Royalty. There is no proposal to amend or waive any provision of the License Agreement or any Related Agreement in any manner that (x) would result in a breach of this Agreement or (y) would otherwise reasonably be expected to have a Material Adverse Effect. None of the executed Contracts and no draft or proposed Contracts, in each case, between the Seller (or any predecessor or any Affiliate thereof), on the one hand, and any other Person, including Licensee (or any predecessor or Affiliate thereof), on the other hand, contains any provision, term or condition that would reasonably be expected (with or without the giving of notice or passage of time, or both) to result in a Material Adverse Effect.
(ii)Licenses/Sublicenses. Except for any Liens under clause (h) of the definition of Permitted Liens, to the Knowledge of the Seller, there are no licenses or sublicenses entered into by Licensee or any other Person (or any predecessor or Affiliate thereof) in respect of Licensee’s rights and obligations under the License Agreement (including any Licensed Patents). The Seller has not received any written notice from Licensee pursuant to Section 3.3(a) of the License Agreement.
(iii)Validity and Enforceability of License Agreement; No Repudiation. The License Agreement is legal, valid, binding, enforceable (except as such enforceability may be limited by applicable Bankruptcy Laws or general principles of equity (whether considered in a proceeding in equity or at law)), and in full force and effect. The License Agreement will continue to be legal, valid, binding, enforceable (except as such enforceability may be limited by applicable Bankruptcy Laws or general principles of equity (whether considered in a proceeding in equity or at law)), and in full force and effect on identical terms immediately following the consummation of the transactions contemplated by this Agreement. No party to the License Agreement or any Related Agreements has repudiated any provision of the License Agreement or any Related Agreements and the Seller has not received any written notice challenging the validity, enforceability or interpretation of any provision of the License Agreement or any Related Agreements, including the obligation to pay any portion of the Royalty without set-off of any kind.
(iv)No Breaches or Defaults; No Repudiation. The Seller is not nor has at any time been in, and, to the Knowledge of the Seller, Licensee is not nor has at any time been in, material breach or material default under the License Agreement. To the Knowledge of the Seller, no event has occurred that with notice or lapse of time would constitute such a material breach or material default.

(v)Licensed Product. Olpasiran is a Licensed Product under the License Agreement. To the Knowledge of the Seller, Olpasiran is the sole Licensed Product being researched, developed or commercialized by or on behalf of Licensee under the License Agreement. The Seller has the right to receive the royalties under Section 8.4(a) of the License Agreement during the Royalty Term (as defined in the License Agreement) applicable to each Licensed Product for so long as Licensee, one of its Affiliates or any of its or their Sublicensees is selling such Licensed Product.
(vi)No Liens or Assignments by the Seller. The Seller has not, except for Permitted Liens and as contemplated hereby, conveyed, assigned or in any other way transferred or granted any Liens upon or with respect to all or any portion of its right, title and interest in and to the Royalty, the Seller’s interest in any Licensed Patent or the License Agreement.
(vii)No Waivers or Releases. The Seller has not granted any material waiver under the License Agreement and has not released Licensee, in whole or in part, from any of its material obligations under the License Agreement.
(viii)No Termination. The Seller has not (A) given Licensee any notice of termination of the License Agreement (whether in whole or in part) or any notice expressing any intention to terminate the License Agreement or (B) received any written notice, or to the Knowledge of the Seller, any other notice of termination of the License Agreement (whether in whole or in part) or any written notice, or to the Knowledge of the Seller, any other notice expressing any intention to terminate the License Agreement. To the Knowledge of the Seller, no event has occurred that would give rise to the termination of, or either Seller or Licensee having the right to terminate, the License Agreement.
(ix)Payments Made. The Seller has timely received from Licensee the full amount of the payments due and payable under the License Agreement, to the extent such amounts have come due.
(x)No Assignments by Licensee. The Seller has not consented to any assignment, delegation or other transfer by Licensee or any of its predecessors of any of their rights or obligations under the License Agreement, and, to the Knowledge of the Seller, Licensee has not, except for Permitted Liens, assigned or otherwise transferred or granted any Lien upon or with respect to any of its rights or obligations under the License Agreement.
(xi)No Indemnification Claims. The Seller has not notified Licensee or any other Person of any claims for indemnification under the License Agreement nor has the Seller received any claims for indemnification under the License Agreement.
(xii)No Royalty Reductions. To the Knowledge of the Seller, the amount of the Royalty payable under Section 8.4(a) of the License Agreement is not subject to any claim by Licensee alleging a right of set-off, counterclaim, credit, reduction or deduction by contract or otherwise against the Royalty (each, a “Royalty Reduction”), including any Permitted Reduction. To the Knowledge of the Seller, no event or condition exists that, upon notice or passage of time or both, would reasonably be expected (with or without the giving of notice or passage of time, or both) to permit Licensee to claim, or have the right to claim, a Permitted Reduction or another Royalty Reduction.
(xiii)No Notice of Infringement. The Seller has not received any written notice from, or given any written notice to, Licensee pursuant to Section 9.4(a) of the License Agreement.
(xiv)Audits. The Seller has not initiated, pursuant to Section 8.9 of the License Agreement, any inspection or audit of books of accounts or other records pertaining to Net Sales of the Licensed Product, or the calculation of royalties payable to the Seller on Net Sales of the Licensed Product under the License Agreement.
(xv)In-Licenses. There are no Olpasiran In-Licenses.
(j)Title to Royalty. The Seller has good and marketable title to the Royalty, free and clear of all Liens, other than any Liens under clauses (a) through (f), inclusive, of the definition of Permitted Liens. Upon payment of the Initial Purchase Price by the Buyer, the Buyer will acquire, subject to the terms and conditions set forth in this Agreement and the License Agreement, good and marketable title to the Royalty, free and clear of all Liens, other than any Liens under clauses (a) through (f), inclusive, of the definition of Permitted Liens.
(k)Intellectual Property.
(i)Exhibit G lists all Arrowhead Platform Patents, all Arrowhead Product Patents, and all Joint Patents (collectively, the “Licensed Patents”). There are no Joint Patents. The Seller is the sole owner of all of the Arrowhead Platform Patents and all of the Arrowhead Product Patents. Exhibit G specifies as to each of the Licensed Patents, (x) whether each such Licensed Patent is an Arrowhead Platform Patent or an Arrowhead Product Patent, and (y) the jurisdictions by or in which each such patent has issued as a patent or such patent application has been filed, including the respective patent numbers and application numbers and issue and filing dates.
(ii)There are no pending or, to the Knowledge of the Seller, threatened litigations, interferences, reexamination, oppositions or like procedures involving any Arrowhead Platform Patents to which the Seller or any of its Subsidiaries is a party or, to the Knowledge of the Seller, to which Licensee or any of its Affiliates is a party. To the Knowledge of the Seller, there are no pending or threatened litigations, interferences, reexamination, oppositions or like procedures involving any Licensed Product Patents or Amgen Product Patents to which the Seller or any of its Subsidiaries or Licensee or any of its Affiliates is a party. The Seller has not received any patent prosecution-related updates from Licensee pursuant to Section 9.3 of the License Agreement that contain any information that have resulted in, or would reasonably be expected (with or without the giving of notice or passage of time, or both) to result in, a Material Adverse Effect.
(iii)No Arrowhead Platform Patent and, to the Knowledge of the Seller, no Licensed Product Patent has lapsed, expired or otherwise terminated, and, to the Knowledge of the Seller, all issued Licensed Patents are valid, enforceable and in full force and effect. The Seller has not received any written notice relating to the lapse, expiration or other termination of any of the Licensed

Patents, or any written legal opinion that alleges that any of the issued Licensed Patents are invalid or unenforceable.
(iv)To the Knowledge of the Seller, there is no Person who is or claims to be an inventor under any of the Licensed Patents who is not a named inventor thereof.
(v)The Seller has not, and, to the Knowledge of the Seller, Licensee has not, received any written notice of any claim by any Person (A) challenging the inventorship or ownership of, the rights of the Seller or Licensee, as applicable, in and to, or the patentability, validity or enforceability of, any Licensed Patent, or (B) asserting that the development, manufacture, importation, sale, offer for sale or use of any Licensed Product infringes any issued patent of such Person.
(vi)To the Knowledge of the Seller, the discovery and development of the Licensed Products did not and does not infringe, misappropriate or otherwise violate any patent rights or other intellectual property rights owned by any third party, other than the Amgen Product Patents.
(vii)To the Knowledge of the Seller, the manufacture, use, marketing, sale, offer for sale, importation or distribution of the Licensed Products has not and will not, infringe, misappropriate or otherwise violate any patent rights or other intellectual property rights owned by any Third Party.
(viii)To the Knowledge of the Seller, Licensee has not obtained or been granted an In-License from a Third Party under any Patents of such Third Party that are necessary or useful to allow Licensee (and its Affiliates and Sublicensees) to make, have made, use, import, offer for sale, sell, export or otherwise exploit, Licensed Products in a particular country.
(ix)To the Knowledge of the Seller, no third party has infringed or is infringing any of the Licensed Patents.
(x)All required maintenance fees, annuities and like payments with respect to the Licensed Patents for which the Seller controls the prosecution and maintenance in accordance with Section 9.3 of the License Agreement, and to the Knowledge of the Seller, with respect to all other Licensed Patents, have been paid timely.
(xi)The Licensed Patents constitute all of the Patents owned or controlled by the Seller or any of its Affiliates that are necessary or reasonably useful to make, have made, use, sell, offer for sale, import or otherwise exploit Olpasiran.
(l)UCC Representation and Warranties. The Seller’s exact legal name is, and for the immediately preceding six (6) years has been, “Arrowhead Pharmaceuticals, Inc.”. The Seller is, and for the prior six (6) years has been, incorporated in Delaware.
(m)Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

(n)Taxes. The Seller has not received written notice from Licensee of any intention to withhold or deduct any material tax from future payments to the Seller. To the Knowledge of the Seller, there are no existing Liens for taxes on the Royalty (or any portion thereof), other than Permitted Liens. To the Knowledge of the Seller, there are no ongoing audits or investigations by any tax authority with respect to any payment made to the Seller under the License Agreement. The Seller has never taken the position for U.S. federal income tax purposes that the License Agreement is treated as a partnership for U.S. federal income tax purposes. The Seller has never received a Schedule K-1 furnished to it as a partner in a partnership as a result of being a party to the License Agreement.
Section 1.2The Buyer’s Representations and Warranties. The Buyer represents and warrants to the Seller that as of the Closing Date:
(a)Existence; Good Standing. The Buyer is an Irish collective asset-management vehicle that is duly organized, validly existing and in good standing under the laws of the Republic of Ireland.
(b)Authorization. The Buyer has the requisite right, power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer.
(c)Enforceability. This Agreement has been duly executed and delivered by an authorized person of the owner trustee of the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).
(d)No Conflicts. The execution, delivery and performance by the Buyer of this Agreement do not and shall not (i) contravene or conflict with the organizational documents of the Buyer, (ii) contravene or conflict with or constitute a default under any material provision of any law binding upon or applicable to the Buyer or (iii) contravene or conflict with or constitute a default under any material contract or other material agreement or Judgment binding upon or applicable to the Buyer.
(e)Consents. Other than the filing of financing statement(s) in accordance with Section 2.3 or filings required by federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Buyer in connection with (i) the execution and delivery by the Buyer of this Agreement, (ii) the performance by the Buyer of its obligations under this Agreement, or (iii) the consummation by the Buyer of any of the transactions contemplated by this Agreement.
(f)No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Buyer, threatened before any Governmental Entity to which the Buyer is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement.
(g)Financing. The Buyer has sufficient cash on hand to pay the Purchase Price. The Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.

(h)Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
Section 1.3No Implied Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 4.1, THE SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. BUYER ACKNOWLEDGES THAT, EXCEPT AS SPECIFICALLY PROVIDED IN THIS ARTICLE 4, THE SELLER HAS ASSUMED NO RESPONSIBILITIES OF ANY KIND WITH RESPECT TO ANY ACT OR OMISSION OF LICENSEE WITH RESPECT TO THE DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE, DISTRIBUTION, MARKETING OR OTHER ACTIVITIES OF LICENSEE WITH RESPECT TO ANY OF THE LICENSED PRODUCTS.
Article 5
COVENANTS
Section 1.1Disclosures. Except for a press release previously approved in form and substance by the Seller and the Buyer or any other public announcement using substantially the same text as such press release or any other public disclosure permitted under this Agreement following the Closing, neither the Buyer nor the Seller shall, and each party hereto shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Buyer and the Seller and their respective Representatives, Affiliates, and Affiliates’ Representatives may (a) make disclosures as may be required by applicable law or stock exchange rule, and (b) publicly announce the achievement of (i) a Payment Triggering Event and the payment of the corresponding Additional Purchase Price Payment, or (ii) the occurrence of a milestone event under Section 8.2 or 8.3 of the License Agreement and the payment of the corresponding milestone payment; provided that, in each case (a) and (b), the party making such disclosure shall allow the other party hereto reasonable time to comment on such press release or other public announcement or disclosure in advance of such issuance. The Buyer acknowledges that, subject to the requirements of this Section 5.1, it will be necessary for the Seller to file this Agreement with the SEC and to make other public disclosures regarding the terms of this Agreement and payments made under this Agreement in its reports filed with the SEC.
Section 1.2Payments Received In Error.
(a)Commencing on the Closing Date and at all times thereafter, if any payment of any portion of the Royalty is made to the Seller, the Seller shall pay such amount to the Buyer, promptly (and in any event within ten (10) Business Days) after the receipt thereof, by wire transfer of immediately available funds to an account designated in writing by the Buyer. The Seller shall notify the Buyer of such wire transfer and provide reasonable details regarding the Royalty payment so received by the Seller. The Buyer shall, if requested by the Seller, provide a valid, properly executed IRS Form W-8BEN-E certifying that the Buyer is exempt from U.S. federal withholding tax with respect to any such payment. The Seller agrees that, in the event any payment of the Royalty is paid to the Seller, the Seller shall (i) until paid to the

Buyer, hold such payment received in trust for the benefit of the Buyer and (ii) have no right, title or interest in such payment and that it shall not pledge or otherwise grant any security interest therein.
(b)Commencing on the Closing Date and at all times thereafter, if any payment due under the License Agreement that does not constitute any payment of any portion the Royalty is made to the Buyer, the Buyer shall pay such amount to the Seller, promptly (and in any event within ten (10) Business Days) after the receipt thereof, by wire transfer of immediately available funds to an account designated in writing by the Seller. The Buyer shall notify the Seller of such wire transfer and provide reasonable details regarding the erroneous payment so received by the Buyer. The Buyer agrees that, in the event any payment due under the License Agreement that does not constitute the Royalty is paid to the Buyer, the Buyer shall (i) until paid to the Seller, hold such payment received in trust for the benefit of the Seller and (ii) have no right, title or interest in such payment and that it shall not pledge or otherwise grant any security interest therein.
Section 1.3Royalty Reduction. If Licensee exercises any Royalty Reduction against any payment of the Royalty other than for a Permitted Reduction, then the Seller shall promptly (and in any event within ten (10) Business Days following the earlier of the Seller first becoming aware of such Royalty Reduction (including by Seller’s receipt of written notice by Licensee or the Buyer evidencing such Royalty Reduction) and the Seller’s receipt of the applicable Royalty Report) make a true-up payment to the Buyer such that the Buyer receives the full amount of such Royalty payments that would have been payable to the Buyer had such Royalty Reduction that is not a Permitted Reduction not occurred, unless the Seller, acting in good faith, believes such shortfall is a material breach by Licensee of the License Agreement and has provided notice to the Buyer under Section 5.10(a) regarding such shortfall, in which case Section 5.10(b) shall govern the enforcement of such breach, and Section 5.10(c) shall govern the disbursement of the Proceeds of such enforcement.
Section 1.4Late Fee. A late fee of 4% over the Prime Rate shall accrue on all unpaid amounts on an annualized basis with respect to any sum that is otherwise payable by the Buyer or by the Seller to the other party under this Agreement.
Section 1.5Royalty Reports; Notices and Other Information from Licensee. Promptly (and in any event within five (5) Business Days) following the receipt by the Seller of any Royalty Report, License Agreement Correspondence or patent prosecution correspondence provided between Licensee and the Seller under Section 9.3 of the License Agreement, the Seller shall furnish a true, correct and complete copy of the same to the Buyer, provided that the Seller may redact any information that does not relate to the Royalty, the Licensed Patents, or the Licensed Products and would not reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect. After the Closing, the Seller shall (a) execute the Trilateral Common Interest Agreement and (b) use commercially reasonably efforts to obtain from Licensee (i) an agreement to send Royalty Reports directly to both the Seller and the Buyer, and (ii) Licensee’s signature to the Trilateral Common Interest Agreement.
Section 1.6Notices and Other Information to Licensee. The Seller shall, only as Mutually Agreed, send written notices or correspondence to Licensee.
Section 1.7Inspections and Audits of Licensee. The Seller shall, only as Mutually Agreed, cause an inspection or audit to be made by an independent public accounting firm under and in accordance with Section 8.9 of the License Agreement. With respect to any inspection or audit requested by the Buyer, the Seller shall, for purposes of Section 8.9 of the License Agreement, select such independent public accounting firm as reasonably designated by the Buyer for such purpose (as long as such independent certified public accountant is reasonably acceptable to Licensee as required by Section 8.9 of the License Agreement). The Buyer shall pay the Seller the expenses of any inspection or audit requested by the Buyer (including the fees and expenses of such independent public accounting firm designated for such purpose) that would otherwise be borne by the Seller pursuant to the License Agreement (if and as such expenses are actually incurred by the Seller).
Section 1.8Amendment or Assignment of License Agreement. The Seller shall, only as Mutually Agreed, amend, modify, supplement or restate (or consent to any amendment, modification, supplement or restatement of) any provision of the License Agreement. The Seller shall not assign or otherwise transfer, in whole or in part, the License Agreement or any provision thereof or right thereunder without the consent of the Buyer, except for any assignment that is made in connection with an assignment of this Agreement in accordance with Section 9.3. Subject to the foregoing, promptly, and in any event within five (5) Business Days, following receipt by the Seller of any final assignment, amendment, modification, supplement or restatement of the License Agreement, the Seller shall furnish a copy of the same to the Buyer.
Section 1.9Maintenance of License Agreement. The Seller shall comply in all material respects with its obligations under the License Agreement, and shall not take any action or forego any action that would reasonably be expected (with or without the giving of notice or passage of time, or both) to constitute a material breach thereof or material default thereunder. Promptly, and in any event within five (5) Business Days, after receipt of any (written or oral) notice from Licensee of an alleged breach or default under the License Agreement, the Seller shall give notice thereof to the Buyer, including delivering the Buyer a copy of any such written notice or a detailed written summary of any such oral notice. The Seller shall consult with the Buyer regarding such alleged breach or default and shall, only as Mutually Agreed, cure any breaches or defaults and shall give written notice within five (5) Business Days to the Buyer upon curing any such breach or default. The Seller shall, only as Mutually Agreed (a) forgive, release or compromise any amount owed to or becoming owed to the Seller under the License Agreement in respect of the Royalty, or (b) waive any obligation of, or grant any consent to, Licensee under, in respect of or related to the Royalty, Olpasiran, the Collaboration Target or the Arrowhead Licensed Technology.
Section 1.10Enforcement of License Agreement.
(a)Notice of Breaches by Licensee. Promptly (and in any event within five (5) Business Days) after the Seller becomes aware of, or comes to believe in good faith that there has been a material breach of the License Agreement by Licensee, the Seller shall provide notice of such breach to the Buyer.
(b)Enforcement of License Agreement. The Seller shall consult with the Buyer regarding the timing, manner and conduct of any enforcement of Licensee’s obligations under the License Agreement, relating to (i) any actual, anticipated or alleged breach or default under the License Agreement related to the Royalty (including any purported Royalty Reduction), Olpasiran, the Collaboration Target or the Arrowhead Licensed Technology or any matter that would reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect, or (ii) any other actual, anticipated or alleged breach or default under the License Agreement. The Seller shall keep the Buyer reasonably informed of any such breach or default and provide copies as soon as practicable, but in any event within five (5) Business Days following the Seller’s receipt or delivery of (A) any written notice of such breach or default, and (B) any and all filings, notices and written communications relating thereto. Following such consultation, the Seller shall exercise such rights and remedies relating to any such breach or default, in the case of clause (i), as reasonably instructed by the Buyer, and in the case of clause (ii) only as Mutually Agreed, in each case whether under the

License Agreement or by operation of law. In connection with any dispute related to any such breach or default, Seller shall employ such counsel as Mutually Agreed and reasonably acceptable to the other party and shall provide the Buyer with access to such counsel.
(c)Allocation of Proceeds and Costs of Enforcement. In the case of any breach or default by Licensee referred to in Section 5.10(b)(i), the Buyer shall reimburse the Seller for all reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of the Seller’s counsel) incurred by the Seller, as such costs and expenses are incurred. The Proceeds resulting from any enforcement of Licensee’s obligations under the License Agreement shall be allocated to the Seller, except with respect to such Proceeds that are related to an unpaid portion of the Royalty, which shall be allocated to the Buyer. The Seller hereby assigns and, if not presently assignable, agrees to assign to the Buyer, the amount of Proceeds due to the Buyer in accordance with this Section 5.10(c).
Section 1.11Termination of License Agreement. The Seller shall not, (a) without the prior written consent of the Buyer (such consent to be granted or withheld in the sole discretion of the Buyer), exercise any right to terminate, agree with Licensee to terminate, or take, or permit any Affiliate or Visirna or any sublicensee of any Affiliate or Visirna to take, any action that would reasonably be expected (with or without the giving of notice or passage of time, or both) to give Licensee the right to terminate, the License Agreement in its entirety, or (b) except as Mutually Agreed, exercise any right to terminate, agree with Licensee to terminate, or take, or permit any Affiliate or Visirna or any sublicensee of any Affiliate or Visirna to take, any action that would reasonably be expected to give Licensee the right to terminate, the License Agreement in part.

Section 1.12New Arrangements.
(a)Without limiting the provisions of this Article 5 or any other rights or remedies the Buyer may have under this Agreement, if the License Agreement is terminated in its entirety prior to the expiration of the Term (as defined in the License Agreement):
(i)the Seller will use commercially reasonable efforts to act as reasonably instructed by the Buyer, to negotiate and enter into a license, assignment or transfer agreement with Licensee for the regulatory approvals, data and patent rights owned or controlled by Licensee, including a license to the Amgen Product Patents, in each case, that are necessary or useful to make, have made, use, market, sell, offer for sale, import or otherwise exploit the Licensed Products; and
(ii)the Buyer shall have the exclusive right to negotiate or cause the Seller to use commercially reasonable efforts to negotiate and enter into, a license under the Licensed Patents with a third party, pursuant to which such third party will be granted rights to make, have made, use, market, sell, offer for sale, import and otherwise exploit the Licensed Products for any purpose that Licensee would have been permitted to make, have made, use, market, sell, offer for sale, import and otherwise exploit the Licensed Products under the License Agreement, subject to rights retained by Licensee following such termination; provided, however, that (a) the Seller shall not be required to grant licenses broader than those set forth in the License Agreement or otherwise agree to terms, conditions and limitations (including financial terms) that are, in the aggregate, materially less favorable to the Seller (taking into account the transactions under this Agreement) than those contained in the License Agreement and (b) the Buyer shall not agree to financial terms that are, in the aggregate, materially less favorable to the Seller (taking into account the transactions under this Agreement)

than those contained in the License Agreement (such a replacement licensing arrangement, a “New Arrangement”). The Seller and the Buyer shall each provide reasonable assistance to and cooperate with the other party in connection with the negotiation of, and entry into, such a license agreement, which shall not become effective earlier than the effective date of such termination of the License Agreement. Except in the case of the termination of the License Agreement by Licensee pursuant to Section 13.3 of the License Agreement, the Buyer shall reimburse the Seller for all reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of the Seller’s counsel) incurred by the Seller with respect to actions taken by the Seller at the Buyer’s written request in connection with the negotiation of a New Arrangement.
(b)Without limiting Section 5.12(a), should the Buyer identify any New Arrangement(s), the Seller agrees to execute and deliver a new license agreement (a “New License Agreement”) effectuating such New Arrangement that satisfies the foregoing requirements of Section 5.12(a). Thereafter, the New License Agreement shall be included for all purposes in the definition of “License Agreement” under this Agreement, any payments that are equivalent to the Royalty payment due under such New License Agreement and any rights similar shall be included for all purposes under this Agreement, and the Seller’s rights and obligations under this Agreement in respect of the License Agreement shall apply in respect of its rights and obligations under the New License Agreement mutatis mutandis, in each case without any further action by the parties hereto to amend this Agreement or the Bill of Sale.
Section 1.13Preservation of Rights. The Seller shall not impose a Lien upon, or otherwise sell, transfer, hypothecate, assign, convey title (in whole or in part), grant any right to, or otherwise dispose of any portion of the Royalty or any of its other properties or assets if such Lien or other such transaction would have, or would reasonably be expected (with or without the giving of notice or passage of time, or both) to have, either individually or in the aggregate, a Material Adverse Effect.
Section 1.14Enforcement; Defense; Prosecution and Maintenance.
(a)The Buyer and the Seller shall promptly inform each other of any suspected infringement by a third party they become aware of with respect to any of the Licensed Patents. The Seller shall (i) provide to the Buyer a copy of any written notice the Seller or any of its Affiliates receives of any suspected infringement of any of the Licensed Patents and all pleadings filed in such action and (ii) notify the Buyer of any material developments in any claim, suit or proceeding resulting from such infringement that are communicated by Licensee to the Seller under Section 9.4(a) of the License Agreement or otherwise as soon as practicable and in any event not less than ten (10) Business Days following such delivery.
(b)The Seller shall, only as Mutually Agreed, and to the extent permitted under the terms of Section 9.4(b) of the License Agreement (i) pursue an enforcement action in accordance with Section 9.4(b) of the License Agreement, and (ii) as to the timing, manner and conduct of any enforcement action. The Seller shall, if requested in writing by the Buyer, promptly, and in any event within ten (10) Business Days after receipt of such request, provide to the Buyer all reasonably requested documentation and information relating to any such enforcement action brought by the Seller. The Seller shall, only as Mutually Agreed, take any action in any infringement action under Section 9.4(b) of the License Agreement that the Seller has joined. In the event Licensee brings or controls an enforcement action in accordance with Section 9.4(b) of the License Agreement, the Seller shall: (x) provide copies or summaries of any status and progress reports and drafts of all material papers to be filed with the court to the extent provided by Licensee to the Seller pursuant to Section 9.4(b) of the License Agreement, and (y) otherwise act or refrain from acting as Mutually Agreed regarding such enforcement action and to the extent of the Seller’s permitted participation under the terms of Section 9.4(b) of the License Agreement. To the extent Licensee enforces any of the Licensed Patents in accordance with Section 9.4(b) of the License Agreement together with any Amgen Product Patents owned or controlled by Licensee, the Seller agrees to, only as Mutually Agreed, negotiate in good faith with Licensee and agree on a reasonable allocation of Proceeds as between the Licensed Patents and any Amgen Product Patents that were subject to such enforcement action. Solely in connection with an enforcement action involving the Licensed Patents and any Amgen Product Patents, the Seller shall obtain and deliver to the Buyer an accounting detailing the Proceeds allocated to the Licensed Patents. The Seller shall be responsible for all reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented fees and expenses of the Seller’s counsel) incurred by the Seller in connection with the Seller’s actions pursuant to this Section 5.14(b) using counsel of the Seller’s choice that is reasonably acceptable to the Buyer provided, however, that, if the Seller’s actions under this Section 5.14(b) were taken at the direction of the Buyer over the good faith objection of the Seller, then, to the extent the Seller is not entitled to reimbursement by Licensee for such actions, the Buyer shall promptly on demand reimburse the Seller for the reasonable, out-of-pocket costs and expenses incurred by the Seller in connection with such Seller actions pursuant to this Section 5.14(b).
(c)The Seller shall, only as Mutually Agreed, (i) take any and all actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that are reasonably necessary or desirable to diligently prosecute, preserve and maintain any Licensed Patents for which it controls the prosecution and maintenance and to seek to extend the term of a patent or exclusivity period for a Licensed Product (including any patent term extension(s) or supplementary protection certificate(s) with respect to any such patent, regulatory exclusivity periods with respect to a Licensed Product, or the like), in each case in accordance with Sections 9.3 and 9.8 of the License Agreement, including payment of maintenance fees or annuities on any such Licensed Patents, (ii) prosecute any corrections, substitutions, reissues, reviews and reexaminations, and any other forms of patent term restoration in any applicable jurisdiction of any Licensed Patents for which it controls the prosecution and maintenance in accordance with Sections 9.3 and 9.8 of the License Agreement, (iii) defend any Licensed Patents for which it controls the defense in accordance with Section 9.7 of the License Agreement, including by bringing any legal action for infringement or defending any counterclaim of invalidity or unenforceability or action of a third party for declaratory judgment of non-infringement or non-interference raised as a defense in any such legal action for infringement, in accordance with Section 5.14(b) of this Agreement, provided, however, that, if the Seller’s actions under this clause (iii) were taken at the direction of the Buyer over the good faith objection of the Seller, then, to the extent the Seller is not entitled to reimbursement by Licensee for such actions, the Buyer shall promptly on demand reimburse the Seller for the reasonable, out-of-pocket costs and expenses incurred by the Seller in connection with such Seller’s actions pursuant to this clause (iii), and (iv) not disclaim or abandon, or fail to take any action necessary or desirable to prevent the disclaimer or abandonment (including through lack of enforcement against third party infringers), of any Licensed Patents for which it controls the prosecution and maintenance in accordance with Sections 9.3 and 9.8 of the License Agreement, provided, however, that if Seller desires to disclaim or abandon any Licensed Patent for which it controls the prosecution and maintenance in accordance with Sections 9.3 and 9.8 of the License Agreement, and Licensee fails to exercise its rights under Sections 9.3 and 9.8 of the License Agreement with respect to any such Licensed Patent, then the Seller shall notify the Buyer at least sixty (60) days prior to such disclaiming or abandonment, and, at Buyer’s request, shall promptly assign all such Licensed Patents to Buyer. Except to the extent that the proviso to clause (iii) or (iv) above applies, the Seller shall be responsible for all reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented fees and expenses of the Seller’s counsel) incurred by the Seller in connection with the Seller’s actions pursuant to clauses (i) through (iv) of the immediately preceding sentence using counsel of the Seller’s choice that is reasonably acceptable to the Buyer . The Buyer hereby acknowledges that Honigman LLP for purposes of clauses (i), (ii) and (iv) of this Section 5.14(c) is acceptable.
(d)Upon Buyer’s request (not to exceed more than one request per calendar year), the Seller agrees to use its commercially reasonable efforts to obtain from Licensee, and deliver to the Buyer, a complete and accurate docket report for all Licensed Patents; provided, that if the Seller is unable to obtain such a docket report from Licensee in any given year, the Seller shall deliver a complete and accurate, to the Seller’s knowledge, docket report for all Licensed Patents.
Section 1.15Further Assurances. After the Closing, the Seller and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement.
Section 1.16Tax Matters.
(a)Notwithstanding anything to the contrary in this Agreement, the Seller and the Buyer shall treat the transactions contemplated by this Agreement as a sale of the Royalty for United States federal, state, local and non-U.S. Tax purposes. Accordingly, any and all Royalty payments made pursuant to the License Agreement after the Closing Date shall be treated as sold to the Buyer for United States federal, state, local and non-U.S. Tax purposes. The parties shall cooperate to effect the foregoing treatment for United States federal, state, local and non-U.S. Tax purposes in the event that, notwithstanding the Licensee Instruction Letter, Licensee, any Sublicensee (as defined in the License Agreement) or any other Person makes any future remittance of Royalty payments to the Seller which the Seller must remit to the Buyer pursuant to Section 5.2(a) of this Agreement.
(b)To the extent any amount of the Royalty is withheld at source from a payment made pursuant to the License Agreement, as applicable, such withheld amount shall for all purposes of this Agreement be treated as paid to the Buyer. Any amounts withheld described in this Section 5.16(b) attributable to the Buyer shall be credited for the account of the Buyer. Notwithstanding anything to the contrary in this Agreement (including, for the avoidance of doubt, Section 5.3), the Seller shall have no obligation to gross-up or otherwise pay the Buyer any amounts with respect to source withholding. All amounts withheld as described herein shall for all purposes of this Agreement be deemed to have been received by the Buyer.
(c)The parties hereto agree not to take any position that is inconsistent with the provisions of this Section 5.16 on any Tax return or in any audit or other administrative or judicial proceeding unless (i) the other party hereto has consented in writing to such actions or (ii) the party hereto that contemplates taking such an inconsistent position has been advised by nationally recognized tax counsel in writing that there is no “reasonable basis” (within the meaning of Treasury Regulation Section 1.6662-3(b)(3)) for the position specified in this Section 5.16. If there is an inquiry by any Governmental Entity of the Seller or the Buyer related to this Section 5.16, the parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner consistent with this Section 5.16.
Article 6
CONFIDENTIALITY
Section 1.1Confidentiality. The Seller and the Buyer each agree and acknowledge that the confidentiality provisions set forth in Section 12.1 of the License

Agreement shall apply to this Agreement mutatis mutandis, and each of the Seller and the Buyer shall be bound by the terms set forth therein, as if the Seller and the Buyer were Parties (as such term is defined in the License Agreement) thereunder. The parties hereto agree that the terms of this Agreement are also the Confidential Information (as such term is defined in the License Agreement) of both parties hereto.
Section 1.2Authorized Disclosure. The Seller and the Buyer each agree and acknowledge that the authorized disclosures set forth in Section 12.2 of the License Agreement shall apply to this Agreement mutatis mutandis, and each of the Seller and the Buyer shall be authorized to disclose Confidential Information (as such term is defined in the License Agreement) in accordance with the terms set forth therein, as if the Seller and the Buyer were Parties (as such term is defined in the License Agreement) thereunder.

Article 7
INDEMNIFICATION
Section 1.1General Indemnity. Subject to Section 7.3, from and after the Closing:
(a)the Seller hereby agrees to indemnify, defend and hold harmless the Buyer and its Affiliates and its and their directors, managers, trustees, officers, agents and employees (the “Buyer Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of the Seller in this Agreement or (ii) any breach of any of the covenants or agreements of the Seller in this Agreement; provided, however, that the foregoing shall exclude any indemnification to any Buyer Indemnified Party (A) that has the effect of imposing on the Seller any liability to make payments of or in lieu of the Royalty because of any Credit Event, (B) that results from the failure of Licensee to perform any of its obligations under the License Agreement, unless directly resulting from the breach or default by the Seller of or under the License Agreement, (C) that results from the gross negligence, willful misconduct, or fraud of any Buyer Indemnified Party, (D) for any matter in respect of which any Seller Indemnified Party would be entitled to indemnification under Section 7.1(b), or (E) to the extent resulting from acts or omissions of the Seller that are in accordance with specific written instructions from the Buyer; and
(b)the Buyer hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates and its and their directors, officers, agents and employees (“Seller Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Seller Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties (in each case, when made) of the Buyer in this Agreement or (ii) any breach of any of the covenants or agreements of the Buyer in this Agreement; provided, however, that the foregoing shall exclude any indemnification to any Seller Indemnified Party (A) that results from the gross negligence, willful misconduct, or fraud of any Seller Indemnified Party, (B) for any matter in respect of which any Buyer Indemnified Party would be entitled to indemnification under Section 7.1(a), or (C) to the extent resulting from acts or omissions of the Buyer that are in accordance with specific written instructions from the Seller.
Section 1.2Notice of Claims. If either a Buyer Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (the Buyer on behalf of such Buyer Indemnified Party on the one hand and the Seller on behalf of such Seller Indemnified Party on the other hand being hereinafter referred to as an ”Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this Article 7, the Indemnified Party shall so notify the other party hereto from whom indemnification is sought under this Article 7 (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by or against a third party with respect to which an Indemnified Party intends to claim any Loss under this Article 7, such Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 7.2 shall not limit the obligation of the Indemnifying Party under this Article 7, except to the extent such Indemnifying Party is actually prejudiced thereby.
Section 1.3Limitations on Liability. Except for a party hereto’s breach of its confidentiality obligations under Article 6, no party hereto shall be liable for any indirect, consequential (including lost profits), punitive, special or incidental damages as a result of any breach or violation of any covenant or agreement of such party (including under this Article 7) in or pursuant to this Agreement. Notwithstanding the foregoing, the Buyer shall be entitled to make indemnification claims, in accordance with the procedures set forth in this Article 7, for Losses that include any portion of the Royalty that the Buyer was entitled to receive but did not receive timely or at all due to any indemnifiable events under this Agreement, and such portion of the Royalty shall not be deemed indirect, consequential, punitive, special or incidental damages for any purpose of this Agreement. Other than with respect to any fraud, willful misconduct, or intentional misrepresentation, (a) in no event shall the Seller’s aggregate liability for Losses under Section 7.1(a)(i) or the Buyer’s aggregate liability for Losses under Section 7.1(b)(i) exceed the Purchase Price less fifty percent (50%) of the Royalty payments actually received by the Buyer following the fourth anniversary of the date of the First Commercial Sale (as defined in the License Agreement) of Olpasiran in the United States, and (b) the Seller shall not have any liability for Losses under Section 7.1(a)(i) and the Buyer shall not have any liability for Losses under Section 7.1(b)(i) unless and until the aggregate amount of all Losses incurred by the indemnified party equals or exceeds $500,000, in which event the indemnifying party shall be liable for all Losses including such amount. For the avoidance of doubt, the Seller shall have no liability to the Buyer for any Permitted Reduction or Credit Event.
Section 1.4Third Party Claims. Following the receipt of notice provided by an Indemnified Party pursuant to Section 7.2 of the commencement of any action, suit or proceeding against such Indemnified Party by a third party with respect to which such Indemnified Party intends to claim any Loss under this Article 7, an Indemnifying Party shall have the right to defend such claim, at such Indemnifying Party’s expense and with counsel of its choice reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such claim, the Indemnified Party shall, at the request of the Indemnifying Party, use commercially reasonable efforts to cooperate in such defense; provided, that the Indemnifying Party shall bear the Indemnified Party’s reasonable out-of-pocket costs and expenses incurred in connection with such cooperation. So long as the Indemnifying Party is conducting the defense of such claim as provided in this Section 7.4, the Indemnified Party may retain separate co-counsel at its expense and may participate in the defense of such claim, and neither the Indemnified Party nor the Indemnifying Party shall consent to the entry of any Judgment or enter into any settlement with respect to such claim without the prior written consent of the other party hereto unless such Judgment or settlement (A) provides for the payment by the Indemnifying Party of money as sole relief (if any) for the claimant (other than customary and reasonable confidentiality obligations relating to such claim, Judgment or settlement), (B) results in the full and general release of the Indemnified Party from all liabilities arising out of, relating to or in connection with such claim and (C) does not involve a finding or admission of any violation of any law, rule, regulation or Judgment, or the rights of any Person, and has no effect on any other claims that may be made against the Indemnified Party. In the event the Indemnifying Party does not or ceases to conduct the defense of such claim as so provided, (i) subject to the limitations set forth in Section 7.3 and this Section 7.4, the Indemnified Party may defend against, and consent to the entry of any reasonable Judgment or enter into any reasonable settlement with respect to, such claim in any manner it may reasonably deem to be appropriate, (ii) subject to the limitations set forth in Section 7.3, the Indemnifying Party shall reimburse the Indemnified Party promptly and periodically for the reasonable out-of-pocket costs of defending against such claim, including reasonable attorneys’ fees and expenses against reasonably detailed invoices, and (iii) the Indemnifying Party shall remain responsible for any Losses the Indemnified Party may suffer as a result of such claim to the full extent provided in this Article 7.
Section 1.5Exclusive Remedy. Except as set forth in Section 9.10, from and after Closing, the rights of the parties hereto pursuant to (and subject to the conditions of) this Article 7 shall be the sole and exclusive remedy of the parties hereto and their respective Affiliates with respect to any claims (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties covenants and agreements made under this Agreement or any certificate, document or instrument delivered hereunder, and each party hereto hereby waives, to the fullest extent permitted under applicable law, and agrees not to assert after Closing, any other claim or action in respect of any such breach. Notwithstanding the foregoing, claims for common law fraud shall not be waived or limited in any way by this Article 7.
Section 1.6Time Limitations.
(a)The Seller shall have liability under Section 7.1(a)(i) only if, on or prior to the date that is eighteen (18) months after the Closing Date, the Buyer notifies the Seller of a claim in respect of such breach, specifying the factual basis of such claim in reasonable detail (other than Sections 4.1(a), 4.1(b), 4.1(c), 4.1(d), 4.1(e), 4.1(i) (solely with respect to the first two sentences thereof), 4.1(i)(i), 4.1(i)(iii), 4.1(i)(v), 4.1(i)(vi), 4.1(i)(vii), 4.1(i)(viii), 4.1(i)(x), 4.1(i)(xii), 4.1(i)(xv), 4.1(j), 4.1(k)(i), 4.1(k)(iv), 4.1(k)(v), 4.1(k)(vi), 4.1(k)(vii), 4.1(k)(xi), 4.1(l) and 4.1(m), as to which any claims may be made at any time until the date that is six (6) months after the termination of this Agreement); and
(b)The Buyer shall have liability under Section 7.1(b)(i), only if, on or prior to the date that is eighteen (18) months after the Closing Date, the Seller notifies the Buyer of a claim in respect of such breach, specifying the factual basis of such claim in reasonable detail (other than Sections 4.2(a), 4.2(b), 4.2(c), 4.2(d), 4.2(e), and 4.2(h), as to which any claims may be made at any time until the date that is six (6) months after the termination of this Agreement).
Section 1.7Tax Treatment for Indemnification Payments. Any indemnification payments made pursuant to this Article 7 will be treated as an adjustment to the Purchase Price for U.S. federal income tax to the fullest extent permitted by applicable law.
Article 8
TERMINATION
Section 1.1Grounds for Termination. This Agreement may be terminated at any time by mutual written agreement of the Buyer and the Seller.

Section 1.2Automatic Termination. Unless earlier terminated as provided in Section 8.1, this Agreement shall continue in full force and effect until sixty (60) days after the full satisfaction of all amounts due under the License Agreement to the Seller and any payments in respect of the Royalty due under this Agreement to the Buyer, at which point this Agreement shall automatically terminate, except with respect to any rights that shall have accrued prior to such termination.
Section 1.3Survival. Notwithstanding anything to the contrary in this Article 8, the following provisions shall survive termination of this Agreement: Section 2.3 (True Sale), Section 5.1 (Disclosures), Section 5.2(b) (Payments Received in Error), Section 5.4 (Late Fee) (solely with respect to Section 5.2(b)), Section 5.7 (Inspections and Audits of Licensee) (for the period set forth in Section 8.9 of the License Agreement), Article 6 (Confidentiality) (for the period set forth in Section 12.1 of the License Agreement), Article 7 (Indemnification), this Section 8.3 (Survival) and Article 9 (Miscellaneous). Termination of the Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination. In addition, in the event the License Agreement is terminated prior to its expiration date, Section 5.12 (New Arrangements) shall survive the termination of this Agreement.
Article 9
MISCELLANEOUS
Section 1.1Notices. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, certified mail, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 9.1:
If to the Seller, to it at:
Arrowhead Pharmaceuticals, Inc.
177 East Colorado Boulevard, Suite 700
Pasadena, CA 91105
Attention: General Counsel
Email: general.counsel@arrowheadpharma.com

With a copy to:
Gibson, Dunn & Crutcher LLP
555 Mission Street
San Francisco, CA 94105
Attention: Ryan Murr; Karen Spindler; Todd Trattner
Email: rmurr@gibsondunn.com; kspindler@gibsondunn.com; ttrattner@gibsondunn.com

If to the Buyer, to it at:
RP Management, LLC
110 E. 59th Street, Suite 3300
New York, New York 10022
Attention: General Counsel
Email: legaltransactions@royaltypharma.com

With a copy to:

Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention: Jacqueline Mercier and
Robert M. Crawford, Jr.
Email: jmercier@goodwinlaw.com;
rcrawford@goodwinlaw.com

All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when received by a recipient, if sent by email, with such receipt to be effective the date acknowledged by the recipient, (iii) upon receipt when sent via certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, or (iv) one Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.
Section 1.2Expenses. Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and to consummate the transactions contemplated hereby shall be paid by the party hereto incurring such fees, costs and expenses.
Section 1.3Assignment. The Seller shall not sell, assign or otherwise transfer all or any portion of its interest in (including its rights or obligations under) this Agreement; provided that the Seller may assign this Agreement in its entirety to an Affiliate of the Seller or to any third party that acquires all or substantially all of the Seller’s business to which this Agreement relates, whether by merger, sale of assets or otherwise, so long as, (a) such Person acquires all of the Seller’s interest in the Licensed Product Patents, the License Agreement and this Agreement and (b) prior to closing any such transaction, the Seller causes such Person to deliver a writing to the Buyer in which (i) if such Person is not Licensee, such Person assumes all of the obligations of the Seller to the Buyer under this Agreement, and (ii) if such Person is Licensee, Licensee assumes all of the obligations of the Seller to the Buyer hereunder and agrees to pay the Royalty to the Buyer notwithstanding any subsequent termination of the License Agreement by Licensee. Following the Closing, the Buyer may assign this Agreement, provided that (A) the Buyer promptly notifies the Seller of such assignment, (B) no such assignment shall relieve the Buyer of its obligations under this Agreement to pay any Additional Purchase Price Payments when due, (C) Buyer shall not assign to any competitor of the Seller without the Seller’s prior written consent, (D) each such assignee complies with Section 3.5 (replacing “Buyer” wherever it appears with such assignee and replacing the “Closing” with the date that such assignee acquires an interest in the Buyer’s rights hereunder, and (E) if the Buyer assigns its right under this Agreement to more than one party, the Licensee shall not be required to pay the Royalty to more than one bank account. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns. Any purported assignment in violation of this Section 9.3 shall be null and void.

Section 1.4Amendment and Waiver.
(a)This Agreement may be amended, modified or supplemented only in a writing signed by each of the parties hereto. Any provision of this Agreement may be waived only in a writing signed by the parties hereto granting such waiver.
(b)No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.
Section 1.5Entire Agreement. This Agreement and the Exhibits annexed hereto constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto.
Section 1.6No Third Party Beneficiaries. This Agreement is for the sole benefit of the Seller and the Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.
Section 1.7Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
Section 1.8JURISDICTION; VENUE.
(a)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BUYER AND THE SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE BUYER AND THE SELLER HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE BUYER AND THE SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. THE BUYER AND THE SELLER AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE BUYER OR THE SELLER IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 9.1 HEREOF.
(b)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(c)EACH PARTY HEREBY JOINTLY AND SEVERALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT DELIVERED HEREUNDER OR IN

CONNECTION HEREWITH, OR ANY TRANSACTION ARISING FROM OR CONNECTED TO ANY OF THE FOREGOING. EACH OF THE PARTIES REPRESENTS THAT THIS WAIVER IS KNOWINGLY, WILLINGLY, AND VOLUNTARILY GIVEN.
(d)EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.1. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.
Section 1.9Severability. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.
Section 1.10Specific Performance. Each of the parties acknowledges and agrees that the other parties may be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated, or, in the case of Article 6, are threatened to be breached. Accordingly, notwithstanding Section 7.5, each party hereto agrees that, without posting bond or other undertaking, the other party hereto shall be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement, or, in the case of Article 6, to prevent threatened breaches, and to seek to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such a breach or violation of Article 6, it shall not assert the defense that a remedy at law would be adequate.
Section 1.11Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by email or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.
Section 1.12Relationship of the Parties. The relationship between the Buyer and the Seller is solely that of purchaser and seller, and neither the Buyer nor the Seller has any fiduciary or other special relationship with the other party or any of its Affiliates. This Agreement is not a partnership or similar agreement, and nothing contained herein shall be deemed to constitute the Buyer and the Seller as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. The Buyer and the Seller agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Entity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Royalty Purchase Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

ARROWHEAD PHARMACEUTICALS INC.

By:
Name:
Title:

ROYALTY PHARMA INVESTMENTS 2019 ICAV

By:	RP Management, LLC, its Manager and lawfully appointed attorney

By:
Name:
Title:

[SIGNATURE PAGE TO THE ROYALTY PURCHASE AGREEMENT]

Exhibit A-1

Bilateral Common Interest Agreement

[See attached]

Exhibit A-2

Trilateral Common Interest Agreement

[See attached]

Exhibit B

Seller’s Wire Transfer Instructions
[See attached]

Exhibit C

Form of Bill of Sale
[See attached]

Exhibit D

Form of Licensee Instruction Letter

[See attached]

Exhibit E

License Agreement

[See attached]

Exhibit F

Knowledge Parties

•Chris Anzalone    Chief Executive Officer
•Ken Myszkowski    Chief Financial Officer
•James Hamilton    Senior Vice President, Discovery and Translational Medicine
•Patrick O’Brien    Chief Operating Officer and General Counsel
•Javier San Martin    Chief Medical Officer
•Tracie Oliver        Chief Commercial Officer
•Robert Teigen    Vice President, Intellectual Property

Exhibit G

Licensed Patents

[See attached]